EXHIBIT 99.1

Contact: Susan B. Railey                                   FOR IMMEDIATE RELEASE
         (301) 468-3120
         Sharon Bramell
         (301 231-0351

                    AIM 86 REPORTS FIRST QUARTER NET EARNINGS
                             OF FOUR CENTS PER UNIT
                     ---------------------------------------

     ROCKVILLE, MD, May 6, 2003 -- (AMEX/AIJ) -- American Insured Mortgage Investors L.P.-Series 86 (AIM 86), a liquidating partnership that holds investments in federally insured multifamily mortgages, reported net earnings for the quarter ended March 31, 2003 of approximately $412,000 (four cents per unit) compared to approximately $570,000 (six cents per unit) for the quarter ended March 31, 2002. The decrease in net earnings for the first quarter of 2003, as compared to the same period last year, is primarily due to a decrease in mortgage investment income and gain on mortgage dispositions.

     Mortgage investment income decreased for the three months ended March 31, 2003, as compared to the corresponding period in 2002, primarily due to a reduction in the mortgage base. The mortgage base has decreased approximately 17% since April 2002 due to three mortgage dispositions with an aggregate principal balance of approximately $6.0 million. Gain on mortgage dispositions decreased for the three months ended March 31, 2003 compared to the same period in 2002. During the first quarter of 2003, the Partnership did not recognize a gain or loss due to mortgage dispositions. During the first quarter of 2002, AIM 86 recognized gain of approximately $30,000 from the prepayment of one mortgage and additional gain of approximately $26,000 from the disposition of a coinsured mortgage.

     As of March 31, 2003, AIM 86 had invested in nine fully federally insured mortgages with an aggregate amortized cost of approximately $28.8 million, an aggregate face value of approximately $28.5 million and an aggregate fair value of approximately $28.7 million.

     In April 2003, AIM 86 received net proceeds of approximately $1.3 million from the prepayment of the mortgage on Mountain Village Apartments. The Partnership declared a distribution in April of 12.5 cents per unit related to the prepayment of this mortgage, payable on August 1, 2003.

     As of May 1, 2003, all of the mortgages are current with respect to the payment of principal and interest.

     AIM 86 distributes net proceeds, if any, from mortgage dispositions to its investors, in addition to distributions of regular cash flow. As the Partnership continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

              AMERICAN INSURED MORTGAGE INVESTORS L.P. - SERIES 86

                              STATEMENTS OF INCOME
                                   (Unaudited)

                                                                      For the three months ended
                                                                               March 31,
                                                                    -------------------------------
                                                                        2003               2002
                                                                    ------------       ------------
Income:
  Mortgage investment income                                        $    527,389       $    647,301
  Interest and other income                                                7,355              7,431
                                                                    ------------       ------------
                                                                         534,744            654,732
                                                                    ------------       ------------

Expenses:
  Asset management fee to related parties                                 58,956             72,152
  General and administrative                                              63,316             68,390
                                                                    ------------       ------------
                                                                         122,272            140,542
                                                                    ------------       ------------

Net earnings before gain on mortgage dispositions                        412,472            514,190

Gain on mortgage dispositions                                                  -             55,943
                                                                    ------------       ------------

Net earnings                                                        $    412,472       $    570,133
                                                                    ============       ============


Net earnings allocated to:
  Limited partners - 95.1%                                          $    392,261       $    542,196
  General Partner -   4.9%                                                20,211             27,937
                                                                    ------------       ------------
                                                                    $    412,472       $    570,133
                                                                    ============       ============

Net earnings per unit of limited
  partnership interest - basic                                      $       0.04       $       0.06
                                                                    ============       ============

Limited partnership units outstanding - basic                          9,576,290          9,576,290
                                                                       =========          =========


Balance Sheet Data:                                                   March 31,        December 31,
                                                                        2003               2002
                                                                    ------------       ------------

Investment in insured mortgages                                     $ 28,835,920       $ 29,148,889
Total assets                                                          31,545,369         32,772,326